Exhibit 21.1  Subsidiaries of First Commonwealth Financial Corporation

Percent Ownership By Registrant

First Commonwealth Bank 22 North Sixth Street Indiana, PA 15701 Incorporated under the laws of Pennsylvania	100%

Subsidiaries of FCB:
First Commonwealth Insurance Agency 22 North Sixth Street Indiana, PA 15701 Incorporated under the laws of Pennsylvania	100%

First Commonwealth Home Mortgage, LLC 111 S. Main Street Greensburg, PA 15601 Incorporated under the laws of Pennsylvania	49.9%

First Commonwealth Preferred, LLC 1105 N. Market Street, Suite 1300 Wilmington, DE 19801 Incorporated under the laws of Delaware	100%

First Commonwealth Community Development Corporation (Inactive) 654 Philadelphia Street Indiana, PA 15701 Incorporated under the laws of Pennsylvania	100%

First Commonwealth Financial Advisors Incorporated 22 North Sixth Street Indiana, PA 15701 Incorporated under the laws of Pennsylvania	100%

FraMal Holdings Corporation 1105 North Market Street, Suite 1300 Wilmington, DE 19899 Incorporated under the laws of Delaware	100%

First Commonwealth Capital Trust I 22 North Sixth Street Indiana, PA 15701 Incorporated under the laws of Delaware	100%

First Commonwealth Capital Trust II 22 North Sixth Street Indiana, PA 15701 Incorporated under the laws of Delaware	100%

Exhibit 21.1  Subsidiaries of First Commonwealth Financial Corporation (Continued)

Percent Ownership By Registrant

First Commonwealth Capital Trust III 22 North Sixth Street Indiana, PA 15701 Incorporated under the laws of Delaware	100%

Commonwealth Trust Credit Life Insurance Company 100 W Clarendon Street, Suite 800 Phoenix, AZ 85013 Incorporated under the laws of Arizona	50%